                        SERVICE AGREEMENT

         AGREEMENT made as of the 11th day of June, 1973, by and

between SEQUOIA FUND, INC., a Delaware corporation, having its principal office and place of business at One New York Plaza, New

York, New York 10004, (the "Fund"), and DATA-SYS-TANCE, INC., a

Delaware corporation, having its principal office and place of business at Kansas City, Missouri, ("DST").

         WHEREAS, the Fund desires to appoint DST as Transfer

Agent and Dividend Disbursing Agent, and DST desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants

herein contained, the parties hereto agree as follows:

         Section 1.  Terms of Appointment.

         1.01  Subject to the conditions set forth in this

Agreement, the Fund hereby employs and appoints DST as Transfer

Agent and Dividend Disbursing Agent effective July 1, 1973,

         1.02  DST hereby accepts such employment and appointment

and agrees that on and after the effective date of its

appointment it will act as the Fund's Transfer Agent and Dividend

Disbursing Agent.  DST agrees that it will also act as agent in connection with any periodic investment plan, periodic withdrawal program or other accumulation, open-account or similar plans for the Fund's shareholders.

         1.03  DST agrees to provide the necessary facilities,

equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.

         1.04  The Fund agrees to use its best efforts to deliver

to DST in Kansas City, Missouri, on or before July 1, 1973, all of its existing shareholder and account records or such thereof as DST deems necessary to perform its duties hereunder and upon the correctness of which DST is entitled to rely in its said performance as required by this Agreement.

         1.05  DST agrees that it will perform all of the usual

and ordinary services as Transfer Agent and Dividend Disbursing

Agent and as agent for the various shareholder accounts including but not limited to:  Issuing, transferring and cancelling stock certificates, maintaining all shareholder accounts, preparing annual shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing shareholder reports and prospectuses,

withholding taxes on non-resident alien accounts, disbursing income dividends and capital gains distributions, preparing and filing U.S. Treasury Department Form 1099 for all shareholders,

preparing and mailing confirmation forms to shareholders for all purchases and liquidations of Fund shares and other confirmable transactions in shareholders accounts, recording reinvestment of dividends and distributions in Fund shares, causing liquidation of shares and causing disbursements to be made to withdrawal plan holders.

         Section 2.  Fees and Expenses.

         2.01  DST agrees to perform all of the services

necessary to convert the shareholder records of the Fund from the

Fund's present system to DST's system in Kansas City, Missouri.

For such services, the Fund agrees to reimburse DST for out-of-

pocket expenses incurred with the approval of the Fund.

         2.02  For the services to be rendered by DST pursuant to

paragraph 1.05, the Fund agrees to pay DST an annual maintenance fee for each shareholder account.  The annual maintenance fee shall be $6.50 per shareholder account subject to a $10,000

annual minimum charge, one-twelfth of which is payable an the first day of each month.  Each monthly payment shall be

calculated by multiplying one-twelfth of the annual maintenance fee by the highest number of open shareholder accounts existing at any time during the previous month or one-twelfth of the

annual minimum charge, whichever is greater.

         2.03  The Fund agrees to promptly reimburse DST for all

reasonable out-of-pocket expenses or advances incurred by DST in connection with the performance of services under this Agreement including, but not limited to, expenditures for counsel fees,

postage, envelopes, checks, continuous forms, reports and

statements, telephone, telegraph, stationery, supplies, costs of outside mailing firms, record storage costs and media for storage of records (e.g. microfilm, computer tapes). In addition, any other expense incurred by DST at the request or with the consent of the Fund will be promptly reimbursed by the Fund.

         Section 3.  Representations and Warranties of DST.

DST represents and warrants to the Fund that:

         3.01  It is a corporation duly organized and existing

and in good standing under the laws of the State of Delaware;

         3.02  It is duly qualified to carry on its business in

the State of Missouri;

         3.03  It is empowered under applicable laws and by its

charter By-laws to enter into and perform the services

contemplated in this Agreement;

         3.04  All requisite corporate proceedings have been

taken to authorize it to enter into and perform this Agreement;

and

         3.05  It has and will continue to have and maintain the

necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         Section 4.  Representations and Warranties of the Fund.

The Fund represents and warrants to DST that;

         4.01  It is a corporation duly organized and existing

and in good standing under the laws of the State of Delaware;

         4.02  It is an open-end non-diversified management

investment company registered under the Investment Company Act of

1940;

         4.03  A registration statement under the Securities Act

of 1933 is currently effective with respect to all shares of the

Fund being offered for sale;

         4.04  The Fund is empowered under the applicable laws

and regulations and by its charter and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this

Agreement.

         Section 5.  Indemnification.

         5.01  DST shall not be responsible and the Fund shall

indemnify and hold DST harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

               (a)  All actions of DST required to be taken by

         DST pursuant to this Agreement provided that DST has

         acted in good faith and with due diligence.

               (b)  The reliance on, or use by DST of information

         furnished or of records and documents received by DST

         which have been prepared and/or maintained by the Fund,

         or any other person or firm on behalf of the Fund.

               (c)  Defaults by dealers with respect to payment

         for share orders previously entered.

               (d)  The reliance on, or the carrying out of, any

         instructions or requests of the Fund.

               (e)  The offer or sale of the Fund's shares in

         violation of any requirement under the securities laws

         or regulations of any state that such shares be

         registered in such state or in violation of any stop

         order or other determination or ruling by any state with

         respect to the offer or sale of such shares in such

         state (unless such violation results from DST's failure

         to comply with written instructions of the Fund or of

         any officer or the Fund that no offers or sales be made

         in or to residents of such state).

         5.02  DST shall indemnify and bold the Fund harmless

from and against any and all losses, damages, costs, charges,

counsel fees, payments, expenses and liability arising out of

DST's failure to comply with the terms of this Agreement or which arise out of DST's gross negligence or willful misconduct.

         5.03  At any time DST may apply to any officer of the

Fund for instructions, and may consult with legal counsel for the

Fund or its own legal counsel, at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by DST under this Agreement and DST shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel.  DST shall be protected and indemnified in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.  DST shall also be protected and indemnified in recognizing stock certificates which DST reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper counter-signature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

         Section 6.  Covenants of DST and the Fund.

         6.01  The Fund shall promptly furnish to DST the

following:

               (a)  A certified copy of the resolution of the

         Board of Directors of the Fund authorizing the

         appointment of DST and the execution and delivery of

         this Agreement.

               (b)  Certified copy of the Articles of

         Incorporation and By-laws of the Fund and all amendments

         thereto.

               (c)  Specimens of all forms of outstanding stock

         certificates in the form approved by the Fund's Board of

         Directors with a certificate of the Secretary of the

         Fund as to such approval.

         6.02  DST hereby agrees to establish and maintain

facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of such certificates, forms and devices.

         6.03  To the extent required by Section 31 of the

Investment Company Act of 1940 and Rules thereunder, DST agrees that all records maintained by DST relating to the services to be performed by DST under this Agreement are the property of the

Fund and will be preserved and will be surrendered promptly to the Fund on request.

         6.04  DST and the Fund agree that all books, records,

information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation of and the carrying out of this Agreement shall remain

confidential, and shall not be voluntarily disclosed to any other person.

         Section 7.  Termination of Agreement.

         7.01  This Agreement may be terminated by either party

by three months written notice to the other.

         Section 8.  Assignment.

         8.01  Neither this Agreement nor any rights or

obligations hereunder may be assigned by DST without the written consent of the Fund.

         8.02  This Agreement shall inure to the benefit of and

be binding upon the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this

Agreement to be executed in their names and on their behalf under their corporate seals by and through their duly authorized

officers, as of the day and year first above written.

                             SEQUOIA FUND, INC.


                             By /s/ Richard T. Cunniff
                                ___________________________
                                    Richard Cunniff
                                       President

ATTEST


/s/
_____________________________
         Secretary


                             DATA-SYS-TANCE, INC.


                             By /s/ Thomas A. McDonnell
                                ___________________________
                                       President

ATTEST:


/s/
_____________________________
         Secretary
















                                9
69900020.AX8

DST SYSTEMS, INC.
TRANSFER AGENCY FEE SCHEDULE
SEQUOIA, INC.



*Mainframe Programming:
         Dedicated Resource:
                             Mainframe Programmer - $115,000 per
year
                             Client Services Technical Support -
$70,500 per year
                             IWSI(TM)/AWD(R)1  Programming -
$140,000 per year
         On-Request:
                             Mainframe Programmer - $80 per hour
                             Client Services Technical Support -
$60 per hour
                             IWS/AWD Programming - $105 per hour
         Average Cost System:
                             $5,215 per year of history converted
                             $.27 per account per year
         *Business Analysis:
                             Senior Staff Support - $55 per h(w
                             Staff Support - $35 per hour
                             Clerical Support - $25 per hour
         *Audio Response(TM) System - see Exhibit A
         Escheatment Costs - as incurred
         Acquisition/Conversion Costs - Out of pocket expenses including but not limited to travel and accommodations, programming, training, equipment installation, etc.

















____________________

1.  AWD(R) is a registered trademark of DST Systems, Inc.

NOTES TO THE ABOVE FEE SCHEDULE.

A. The above schedule does not include reimbursable expenses that are incurred on the Fund's behalf. Examples of reimbursable expenses include but are not limited to forms, postage, mailing services, telephone line/long distance charges, remote client hardware, disaster recovery, proxy processing, magnetic tapes, printing, microfilm/microfiche, ACH bank charges, NSCC charges, etc. Reimbursable expenses are billed separately from service fees on a monthly basis.

B. Any fees or reimbursable expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment is received.

C. The above fees, except for phone calls and those indicated by an "*", are guaranteed for a one year period, and are subject to an annual increase in an amount not less than the annual percentage change in the Consumer Price Index (CPI) of the Kansas City Metropolitan Area. All changes to the fee schedule will be communicated in writing at least 60 days prior to their effective date. Those items which have been marked by an "*" are established by other entities and therefore are subject to change with a 60 day notice and cannot be guaranteed for a one year period.



Fees Accepted By:



   /s/ Morton B. Comer                  /s/ Joseph Quinones, Jr.
DST Systems, Inc.
         Sequoia Fund, Inc.


        9/22/97                                   9/9/97
Date                                   Date













69900020.AX8
                               11